Exhibit 15.2

November 4, 2016

AmeriServ Financial, Inc.
216 Franklin Street
P.O. Box 520
Johnstown, Pennsylvania 15907-0520

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the nine-month periods ended September 30, 2016 and 2015, as indicated in our report dated November 4, 2016; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarter ended September 30, 2016, are incorporated by reference in the following Registration Statements:

Registration Statement No. 333-176869 on Form S-8
Registration Statement No. 333-67600 on Form S-8
Registration Statement No. 333-129009 on Form S-3
Registration Statement No. 333-121215 on Form S-3
Registration Statement No. 333-120022 on Form S-3
Registration Statement No. 333-50225 on Form S-3

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania